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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(AMENDMENT NO. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

JANUARY 8, 2001

Date of Report (Date of earliest event reported)

INHALE THERAPEUTIC SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	023556	94-3134940

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Industrial Road San Carlos, CA 94070 (Address of principal executive offices and zip code)

(650) 631-3100 (Registrant's telephone number, including area code)

(Former name, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

    The purpose of this filing is to disclose certain additional information relating to in-process research and development costs with respect to the Bradford Acquisition (as defined below).

    Inhale Therapeutic Systems, Inc. ("Inhale") acquired all of the outstanding share Capital of Bradford Particle Design plc declared unconditional under English law pursuant to an offer made by Inhale on December 21, 2000 and declared unconditional under English law on January 8, 2001 (the "Bradford Acquisition").

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    The following financial statements and exhibits are filed as part of this Report, where indicated.

(a)	Financial Statements of Business Acquired.

Attached hereto are the audited profit and loss accounts of Bradford Particle Design plc for the years ended May 31, 2000 and 1999, the balance sheets as of May 31, 2000 and 1999 and the cash flow statements for the years ended May 31, 2000 and 1999.

Attached hereto are the unaudited profit and loss accounts of Bradford Particle Design plc for the six-month periods ended November 30, 2000 and 1999, the unaudited balance sheets as of November 30, 2000 and 1999 and the unaudited cash flow statements for the for the six-month periods ended November 30, 2000 and 1999.
(b)	Pro Forma Financial Information.

Attached hereto are the unaudited pro forma condensed combined balance sheet of Inhale Therapeutic Systems, Inc. as of September 30, 2000, the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000, and for the year ended December 31, 1999, based on Inhale Therapeutic Systems, Inc.'s historical financial statements as adjusted to give effect to the acquisition of Bradford Particle Design plc.

2

EXHIBIT INDEX

Exhibit Number	Description
2.2*	Recommended Offer, dated December 21, 2000, by Cazenove & Co. on behalf of Inhale Therapeutic Systems, Inc. for Bradford Particle Design plc
23.1	Consent of Ernst & Young LLP, Independent Auditors

*
Previously filed.

3

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

INHALE THERAPEUTIC SYSTEMS, INC.
Dated: October 4, 2001	By:	/s/ Brigid A. Makes Brigid A. Makes Chief Financial Officer and Vice President
(Duly Authorized Officer and Principal Financial and Accounting Officer)

4

INDEX TO FINANCIAL STATEMENTS

Bradford Particle Design Plc
Independent Auditors Report	F-2
Profit and Loss Accounts for the years ended May 31, 2000 and 1999	F-3
Balance Sheets as of May 31, 2000 and 1999	F-4
Cash Flow Statements for the years ended May 31, 2000 and 1999	F-5
Notes to Financial Statements	F-6
Balance Sheets as of November 30, 2000 and 1999	F-16
Profit and Loss Accounts for the six-months periods ended November 30, 2000 and 1999	F-17
Cash Flow Statements for the six months ended November 30, 2000 and 1999	F-18
Notes to Unaudited Financial Statements	F-19
Inhale Therapeutic Systems, Inc.
Unaudited Pro Forma Condensed Combined Financial Information	F-20
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000	F-21
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999	F-22
Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000	F-23
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-24

F–1

Report of Independent Auditors

The Board of Directors and Shareholders
Bradford Particle Design plc

    We have audited the accompanying balance sheets of Bradford Particle Design plc as of May 31, 2000 and 1999, and the related profit and loss account, cash flow statement, statement of total recognized gains and losses and movements in shareholders' funds for each of the years in the two-year period ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom that are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended May 31, 2000, in conformity with generally accepted accounting principles in the United Kingdom.

    Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. A description of the significant differences between the two accounting standards, including presentation differences, that are applicable to the Company are summarized in Note 21 to the financial statements.

/s/ Ernst & Young LLP

Palo Alto, California
January 5, 2001

F–2

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Profit and Loss Account

		Years Ended May 31
	Note	2000	1999
		£	£
Turnover	2	615,420	1,305,780
Other operating income	3	36,673	96,614
Raw materials and consumables		(137,131)	(94,126)
Staff costs:
Wages and salaries		(748,829)	(434,056)
Social security costs		(68,861)	(38,424)
Other pension costs		(99,805)	(60,476)
Depreciation		(168,606)	(165,506)
Other operating charges		(639,143)	(520,621)

Operating (loss) profit	4	(1,210,282)	89,185
Interest receivable and similar income	7	4,358	5,670
Interest payable and similar charges	7	(13,209)	—

(Loss) profit on ordinary activities before taxation		(1,219,133)	94,855
Tax on (loss) profit on ordinary activities	8	88,979	(22,984)

Retained (loss) profit for the financial year	15	(1,130,154)	71,871

    There were no recognized gains or losses other than the (loss) profit for the year.

    A statement of movements on reserves is shown in Note 14 to the financial statements and a reconciliation of shareholders' funds is shown in Note 15.

    The results for the year relate solely to continuing activities.

See accompanying notes.

F–3

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Balance Sheets

	Note	May 31, 2000		May 31, 1999
		£	£	£	£
Fixed assets:
Tangible assets	9		1,196,764		378,647
Current assets:
Debtors	10	171,446		488,037

		171,446		488,037
Creditors: amounts falling due within one year	11	(993,628)		(456,961)

Net current (liabilities) assets			(822,182)		31,076

Total assets less current liabilities			374,582		409,723
Provisions for liabilities and charges	12		—		(75,729)

Net assets			374,582		333,994

Capital and reserves:
Called up equity share capital	13		181,851		1,000
Share premium account	14		1,143,891		—
Profit and loss account	14		(951,160)		332,994

Equity shareholders' funds	15		374,582		333,994

See accompanying notes.

F–4

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Cash Flow Statements

		Years Ended May 31,
	Note	2000	1999
		£	£
Net cash outflow from operating activities		(659,494)	(124,583)
Returns on investments and servicing of finance	18	(349)	5,670
Taxation		(12,085)	(2,922)
Capital expenditure	18	(964,633)	(216,400)

Cash outflow before use of liquid resources and financing		(1,636,561)	(338,235)
Financing	18	1,170,741	—

Decrease in cash		(465,820)	(338,235)

Reconciliation of Net Cash Flow to Movement in Net Debt
Decrease in cash		(465,820)	(338,235)
(Overdraft) cash at June 1		(174,992)	163,243

Overdraft at May 31	19	(640,812)	(174,992)

Reconciliation of Operating (Loss) Profit to Net Cash Outflow from Operating Activities
Operating (loss) profit		(1,210,282)	89,185
Depreciation charge		168,606	165,506
Decrease in provisions		—	(14,000)
Decrease (increase) in debtors		328,677	(352,749)
Increase (decrease) in creditors		53,505	(12,525)

Net cash outflow from operating activities		(659,494)	(124,583)

See accompanying notes.

F–5

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Notes to Financial Statements

May 31, 2000

1. Accounting Policies

    The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Company's financial statements.

Basis of Preparation

    The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost accounting rules in the United Kingdom (UK). Amounts are presented in UK Pound Sterling. The Pound Sterling conversion rate at May 31, 2000 and May 31, 1999 was approximately $1.48 to £1.00 and 1.60 to £1.00, respectively. The average pound sterling conversion rate for the fiscal years ended May 31, 2000 and 1999 was 1.60 to £1.00 and 1.65 to £1.00, respectively.

Turnover

    Turnover comprises the invoices value of equipment sold, receipts in respect of the granting of license rights together with collaboration, consultancy and similar payments.

Granting of License Rights

    Receipts in respect of the granting of license rights or options to purchase license rights to industry partners or other third parties are recognized in the profit and loss account in the year in which they are receivable.

Collaboration, Consultancy, and Similar Payments

    Amounts receivable from industry partners in relation to contributions to research activities or specific technology applications are recognized in the profit and loss account over the period of collaboration in order to match the expenditure profile.

Grant Income

    Grants are recognized in the profit and loss account so as to match them with the expenditure towards which they are intended to contribute providing the conditions for their receipt have been complied with.

Research and Development Expenditure

    Research and development expenditure is written off to the profit and loss account in the year in which it is incurred.

F–6

Depreciation

    Depreciation is provided by the Company to write off the cost less estimated residual value of tangible fixed assets by equal installments over their estimated useful economic lives, as follows:

Lease Term
(In Years)
Leasehold improvements	Lease term
Research plant and equipment	2-9
Office equipment	3

    No depreciation is provided on assets in the course of construction.

    The carrying value of tangible fixed assets are reviewed for impairment in periods if events or changes in circumstances indicate the carrying amount may not be recoverable.

Taxation

    The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallize in the foreseeable future.

Warranty Provisions

    Where a warranty is provided in relation to prototype and test equipment sold, provision is made for the commitment on each specific sale, having regard to the level of innovation in the product.

Pensions

    The Company operates a self-administered defined contribution scheme for its executive directors. Contributions are charged to the profit and loss account when payable. The Company also operates a defined contribution scheme for other staff. Contributions are independently administered by an insurance company and are charged to the profit and loss account when payable.

2. Turnover

    The geographical analysis of turnover, which arises from the principal activities of the Company is as follows:

	Years Ended May 31,
	2000	1999
	£	£
Analysis of Turnover by Geographical Market:
United Kingdom	438,881	743,111
Other Europe	95,925	449,176
USA	59,014	93,493
Asia	21,600	20,000

	615,420	1,305,780

F–7

  Analysis of Turnover By Category:

	Years Ended May 31,
	2000	1999
	£	£
Equipment sales	45,850	—
Collaboration, consultancy, and similar payments	562,070	675,780
Granting of licenses	7,500	630,000

	615,420	1,305,780

3.  Other Operating Income

	Years Ended May 31,
	2000	1999
	£	£
Grant income	36,673	96,356
Other	—	258

	36,673	96,614

4.  Operating (Loss) Profit

    Operating (loss) profit is stated after charging:

	Years Ended May 31,
	2000	1999
	£	£
Auditors' remuneration:
Audit	12,000	12,000
Other services	3,600	3,450
Operating lease rentals:
Property	64,343	44,004
Motor vehicles	—	15,469
Depreciation	168,606	165,506
Research and development expenditure	1,303,662	919,246

5.  Directors' Emoluments

	Years Ended May 31,
	2000	1999
	£	£
Remuneration	264,958	150,249
Pension contributions	47,155	31,850

	312,113	182,099

    The emoluments (excluding pension contributions) of the highest paid director were £127,292. The pension contribution of the highest paid director was £31,823.

F–8

    Retirement benefits are accruing to four directors (1999: 3 directors) under defined contribution schemes.

6.  Staff Numbers

    The average number of persons employed by the Company (including directors) during the year, was as follows:

	Number of Employees for Years Ended May 31,
	2000	1999
Research and administration	25	15

7.  Interest

	Years Ended May 31,
	2000	1999
	£	£
Bank interest receivable	4,358	5,670
Bank interest payable	(13,209)	—

	(8,851)	5,670

8.  Tax on (Loss) Profit on Ordinary Activities

	Years Ended May 31,
	2000	1999
	£	£
Corporation tax at 20% (1999: 21%):
Current year	(12,085)	13,250
Prior year	(1,165)	(2,128)
Deferred tax:
Current year	(75,207)	10,156
Prior year	(522)	1,706

	(88,979)	22,984

    Tax losses available to be set off against future profits of the Company amount to approximately £2,200,000 subject to the agreement of the Inland Revenue (1999: £nil).

F–9

9.  Tangible Fixed Assets

	Assets in The Course of Construction	Research Plant Equipment	Office Equipment	Total
	£	£	£	£
Cost
At beginning of year	47,361	672,814	36,216	756,391
Additions	861,851	73,721	51,151	986,723

At end of year	909,212	746,535	87,367	1,743,114

Depreciation
At beginning of year	—	351,009	26,735	377,744
Charge for year	—	154,929	13,677	168,606

At end of year	—	505,938	40,412	546,350

Net book amount at May 31, 2000	909,212	240,597	46,955	1,196,764

At May 31, 1999	47,361	321,805	9,481	378,647

10.  Debtors

	2000	1999
	£	£
Trade debtors	111,153	420,570
Other debtors	20,511	19,683
Prepayments and accrued income	39,782	47,784

	171,446	488,037

F–10

11.  Creditors: Amounts Falling Due Within One Year

	2000	1999
	£	£
Bank overdrafts	640,812	174,992
Trade creditors	118,062	62,785
Corporation tax	—	13,250
Other creditors, including other taxation and social security	24,323	17,291
Accruals and deferred income	210,431	188,643

	993,628	456,961

12.  Provisions for Liabilities and Charges

    Deferred taxation provided in the accounts and the amounts not provided are as follows:

	Provided	Not Provided
	£	£
At June 1, 1999	75,729	—
Credit in the year	(75,729)	—

At May 31, 2000	—	—

13.  Called Up Equity Share Capital

	2000	1999	2000	1999
	Number	Number	£	£
Authorized
Ordinary shares of £1 each	—	10,000	—	10,000
"A" shares of £1 each	1	—	1	—
Ordinary shares of 10p each	1,899,990	—	189,999	—

			190,000	10,000

Allotted, Called Up and Fully Paid
Ordinary shares of £1 each	—	1,000	—	1,000
"A" shares of £1 each	1	—	1	—
Ordinary shares of 10p each	1,818,500	—	181,850	—

			181,851	1,000

    On July 22, 1999, a special resolution was passed subdividing each ordinary share of £1 each in the issued and authorized but unissued share capital of the Company into ten ordinary shares of 10 pence each.

    On July 22, 1999, a special resolution was passed to increase the authorized share capital of the Company to £190,000, divided into 1,899,990 10p ordinary shares and one "A" share of £1 each. On a transfer of a controlling interest in the Company or on a winding up, or on return of the capital, the "A" shares are entitled to receive, in priority to the holders of the ordinary shares £17.70 per share and any arrears or accruals of dividend on the "A" shares.

    On July 22, 1999, a special resolution was passed under which £169,000 of the Company's profit and loss account was capitalized and 1,690,000 ordinary shares of 10 pence each were allotted and issued, credited as paid in full, to the shareholders of the Company in proportion to their existing shareholdings. Following the issue of an offer for subscription in July 1999, the Company issued 118,500 ordinary shares of 10p each at a price of £10 per share, raising £1,185,000 less expenses.

F–11

14.  Reserves

	Share Premium Account	Profit and Loss Account
	£	£
At June 1, 1999	—	332,994
Capitalization of reserves (NOTE 13)	—	(169,000)
Transfer of prior year expenses on share issue	(15,000)	15,000
Retained loss for financial year	—	(1,130,154)
Premium on shares issued during the year (net of current year expenses)	1,158,891	—

At May 31, 2000	1,143,891	(951,160)

15.  Reconciliation of Movements in Equity Shareholders' Funds

	2000	1999
	£	£
Opening shareholders' funds	333,994	262,123
Retained (loss) profit for the financial year	(1,130,154)	71,871
New equity share capital subscribed (net of current year expenses)	1,170,742	—

Closing shareholders' funds	374,582	333,994

16.  Commitments

    Capital commitments authorized and contracted for at the balance sheet date but not provided for within the accounts amounted to £nil (1999: £516,980).

    Annual commitments under noncancelable operating leases are as follows:

	2000	1999
	£	£
Property leases terminating
Within one year	9,126	15,581
In one to two years	—	9,105
In the second to the fifth years inclusive	14,777	—
After five years	51,075	—

	74,978	24,686

17.  Post Balance Sheet Event

    Since the year end, a contract has been signed for a license agreement with a major U.S. pharmaceutical company, which triggered an upfront license fee of £1.9m, paid during October 2000.

    On December 21, 2000, a U.S. drug delivery company (Inhale Therapeutic Systems, Inc.) offered to purchase the Company for approximately £135 million. The offering will grant each shareholder 1.8354 new shares of the acquiring company and £6.146 in cash for each Bradford share.

F–12

18. Gross Cash Flow

	2000	1999
	£	£
Returns on investments and servicing of finances
Interest received	4,358	5,670
Interest paid	(4,707)	—

	(349)	5,670

Capital expenditure
Payments to acquire intangible fixed assets	(964,633)	(216,400)

Financing
New equity share capital subscribed	1,185,000	—
Expenses paid in connection with share issues	(14,259)	—

	1,170,741	—

19. Analysis of Net Debt

	At June 1, 1999	Cash Flow	At May 31, 2000
	£	£	£
Overdrafts	(174,992)	(465,820)	(640,812)

20. Related Party Transactions

    During the year the University of Bradford, which has an interest in the share capital of the Company, charged the Company £36,000 (1999: £36,000) for research activities and £38,034 (1999: £43,442) for salary costs. The Company also made sales of £63,332 (1999: £10,113) to the University of Bradford.

21. United States Generally Accepted Accounting Principles

    The financial statements of the Company have been prepared in accordance with United Kingdom generally accepted accounting principles (UK GAAP) which differ in certain significant respects from United States generally accepted accounting principles (US GAAP). A description of the significant differences between UK GAAP and US GAAP, including presentation differences, that are applicable to the Company is set out below:

Revenue Recognition

    UK GAAP requires that revenue be recognized based on an assessment of the substance of a transaction and whether the transaction has given rise to new assets or liabilities for the reporting entity or has changed the entity's existing assets or liabilities. Where a transaction incorporates one or more options, guarantees or conditional provisions, their commercial effect should be assessed in the context of all the aspects and implications of the transaction, including assessment of the inherent risks and the likelihood of those risks having a commercial effect in practice, in order to determine what assets and liabilities arise from the transaction. Furthermore, in order to recognize assets/liabilities arising from a transaction there must be sufficient evidence of the existence of these items and their monetary amount must be measurable with sufficient reliability.

F–13

    US GAAP, as interpreted by the U.S. Securities and Exchange Commission ("SEC") under Staff Accounting Bulletin ("SAB") No. 101, has specific revenue recognition criteria that apply to nonrefundable upfront license fees and certain guaranteed payments associated with multiyear collaborations. In particular, when the Company has continuing involvement with the customer, up- front, nonrefundable fees and certain other payments are earned over the period of the continued involvement. This period of continuing involvement represents the culmination of the earnings process.

    Prior to the SEC's issuance of Staff Accounting Bulletin 101, UK GAAP revenue recognition practices for up-front, nonrefundable technology fees were similar to US GAAP. SAB 101 is effective for companies no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999, and therefore, no adjustments were required for the period under audit in order to reconcile to US GAAP.

Cash Flows

    The Cash Flow Statement is prepared in accordance with Financial Reporting Standard No. 1 (revised) "Cash Flow Statements" ("FRS 1"). Its objectives and principles are similar to those set out in SFAS 95. The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows for: (a) operating activities; (b) exceptional non-operating items; (c) dividends from associated undertakings; (d) returns on investments and servicing of finance; (e) taxation; (f) capital expenditure and financial investment; (g) acquisition and disposals; (h) equity dividend paid; and (i) financing. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows from exceptional non-operating items, returns on investments and servicing of finance, and taxation shown under FRS 1 would be included as operating activities under SFAS 95. Changes in overdrafts are included within cash equivalents under FRS 1 and would be considered a financing activity under SFAS 95. Under US GAAP, capital expenditure and financial investment and acquisitions and disposals are reported within investing activities.

Deferred Taxation

    UK GAAP requires that no provision for deferred taxation should be recorded if there is reasonable evidence that such taxation will not be payable in the foreseeable future. Deferred tax assets are only recognized when they are expected to be recoverable without replacement by equivalent deferred tax assets.

    US GAAP requires full provision of deferred taxation liabilities and permits deferred tax assets to be recognized if their realization is considered to be more likely than not. There are no differences in respect of the amounts of deferred taxation recorded in the financial statements because the Company has net deferred tax assets and considers that it is more likely than not that they will not be recovered.

Statement of Comprehensive Income

    Under UK GAAP, the Company presents a statement of Profit and Loss Account, which is equivalent to a Statement of Comprehensive Income under US GAAP.

Prospective Accounting Changes

    In June 1998, the FASB issued Statement of Financial Accounting Standards, ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, SFAS No. 133 would not create significant differences between its financial position, results of operations or cash

F–14

flows prepared on UK GAAP and US GAAP bases. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20, "ACCOUNTING CHANGES." In March 2000, the SEC issued SAB 101A, "AMENDMENT: REVENUE RECOGNITION IN FINANCIAL STATEMENTS," and in June 2000, the SEC issued SAB 101B, "SECOND AMENDMENT: REVENUE RECOGNITION IN FINANCIAL STATEMENTS," which delay the implementation. SAB 101, as modified, is effective for companies no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999.

    Upon adoption of the SAB interpretation, management expects the cumulative effect on shareholders' funds would be a net decrease of approximately £690,000 as of May 31, 2000.

    In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION - AN INTERPRETATION OF APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The Company currently issues stock to employees at the deemed fair market value and does not give stock options to nonemployees. As such, the Company expects that FIN 44 would not create significant differences between its financial position, results of operations or cash flows prepared on UK GAAP and US GAAP bases.

    The Company does not believe that the effect of the adoption of FRS 16 "Current Taxation" for UK GAAP purposes in the year ending May 31, 2001 will be material.

F–15

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Unaudited Balance Sheets

	November 30,
	2000	1999
	£	£
Fixed assets:
Tangible assets	1,102,220	893,397

Current assets:
Debtors	523,356	189,066
Cash at bank and in hand	4,728,662	144,754

	5,252,018	333,820
Creditors: amounts falling due within one year	(474,245)	(90,581)
Net current assets	4,777,773	243,239

Total assets less current liabilities	5,879,993	1,136,636
Creditors: amounts falling due after more than one year	—	75,729

Net assets	5,879,993	1,060,907

Capital and reserves:
Called up share capital	181,850	1,000
Share premium account	5,055,441	1,185,000
Profit and loss account	642,702	(125,093)

Equity shareholders' funds	5,879,993	1,060,907

See accompanying notes.

F–16

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Unaudited Profit and Loss Account

	Six Months Ended November 30,
	2000	1999
	£	£
Turnover and other operating income	2,884,760	382,725
Total operating charges	1,298,291	840,638

Operating (loss) profit	1,586,469	(457,913)
Other (charges) income	7,394	(173)

Total recognized (loss) profit	1,593,863	(458,086)

    There were no recognized gains or losses other than the (loss) profit for the year.

See accompanying notes.

F–17

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Unaudited Cash Flow Statements

	Six Months Ended November 30,
	2000	1999
	£	£
Cash (outflow) inflow from operating activities	(253,867)	1,493,367
Returns on investments and servicing of finance	(173)	7,394
Taxation	—	(12,085)
Capital expenditure and financial investment	(596,954)	(30,751)

Cash (outflow) inflow before use of liquid resources and financing	(850,994)	1,457,925
Financing	1,170741	3,911,549

(Decrease) increase in cash in the period	319,747	5,369,474

See accompanying notes.

F–18

Bradford Particle Design plc
(formerly Bradford Particle Design Limited)

Notes to Unaudited Financial Statements

1. Accounting Policies

    The profit and loss account and balance sheet for the half-year periods ended November 30, 2000 and 1999 have been prepared on a basis consistent with the accounting policies disclosed in the audited financial statements of Bradford Particle Design plc for the two years ended May 31, 2000.

2. United States Generally Accepted Accounting Principles

    The financial statements have been prepared in accordance with United Kingdom generally accepted accounting principles (UK GAAP) which differ in certain significant respects from generally accepted accounting principles in the United States of America (US GAAP). A description of the significant differences between UK GAAP and US GAAP, including presentation differences, that are applicable to the Company, is set out in the financial statements for the two years ended May 31, 2000.

3. Status of Unaudited Financial Statements for the Six-Month Period Ended November 30, 2000

    The financial information included in these half-year unaudited financial statements does not comprise statutory financial statements within the meaning of Section 240 of the United Kingdom Companies act 1985.

4. Prospective Accounting Changes

    A description of the prospective US GAAP accounting changes is set out in the financial statements for the two years ended May 31, 2000. Upon adoption of the SAB 101 revenue recognition interpretations, the six-month period ended November 30, 2000, total revenue would decrease approximately £2,235,000 and the cumulative effect on shareholders' funds would be a net decrease of approximately £2,925,000.

    All other prospective accounting pronouncements described in the May 31, 2000 audited financial statements would not have a significant effect on the results of operations or the financial position of the Company.

F–19

Inhale Therapeutic Systems, Inc.

Unaudited Pro Forma Condensed
Combined Finanical Information

    The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Inhale Therapeutic Systems, Inc. ("Inhale") of the entire issued share capital of Bradford Particle Design plc ("Bradford").

    The unaudited pro forma condensed combined financial information including the accompanying notes, have been derived from the historical financial statements of Inhale, are based on and qualified in their entirety by reference to, and should be read in conjunction with, the reported audited consolidated financial statements and the accompanying notes of Inhale and Bradford.

    The unaudited pro forma condensed combined balance sheet as of September 30, 2000, has been prepared assuming the acquisition had been consummated as of that date. The unaudited pro forma condensed combined statements of operations are provided for the year ended December 31, 1999 and the nine months ended September 30, 2000, including the amortization of goodwill and other intangible assets, giving effect to the acquisition as though it had occurred as of January 1, 1999.

    The acquisition of Bradford has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on fair values at the date of acquisition. The allocation of the aggregate purchase price for the acquisition, together with the liabilities assumed pursuant thereto, to the net assets acquired has been based on management's preliminary estimate. Adjustments to asset values and liabilities in the final allocation may differ from these estimates, which could impact future earnings.

    Inhale Therapeutic Systems, Inc.'s historical condensed financial information included in these pro forma financial statements is derived from its September 30, 2000 unaudited consolidated financial statements included in its Form 10-Q for the same period, and from its December 31, 1999 audited consolidated financial statements included in its most recent Form 10-K/A. Bradford's financial information included in these pro forma financial statements is derived from its nine months ended August 31, 2000 unaudited financial statements, and from its twelve months ended November 30, 1999 unaudited financial statements. Bradford's financial statements included in the pro forma information as of all dates and for all periods presented have been adjusted, where appropriate, to present Bradford's financial position and results of operations in accordance with generally accepted accounting principles in the United States. These adjustments are more fully described in Bradford's November 30, 2000 unaudited financial statements, and in its May 31, 2000 audited financial statements, which are included as exhibits to this filing.

    The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial positions that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies and should not be construed as respresentative of these amounts for any future dates or periods.

F–20

Inhale Therapeutic Systems, Inc.

Unaudited Pro Forma Condensed
Combined Balance Sheet
(In thousands)

	As of September 30, 2000
	Inhale Historical	Bradford Historical	Pro Forma Adjustments		Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents	$93,095	$9	$(20,000)	(B)	$73,104
Short-term investment	187,819	—			187,819
Accounts receivable	1,942	199			2,141
Other current assets	5,788	1			5,789

Total current assets	288,644	209	(20,000)		268,853
Property, plant and equipment, net	101,472	1,650	103,122
Equity investment	16,314	—			16,314
Goodwill			103,507	(D)	103,507
Other assets	13,895	—	23,200	(C)	37,095

Total assets	$420,325	$1,859	$106,707		$528,891

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$17,158	$1,398	$1,500	(E)	$20,056
Deferred revenue	4,361				4,361

Total current liabilities	21,519	1,398	1,500		24,417
Tenant improvement loan	4,867	—			4,867
Convertible subordinated debentures	237,760	—			237,760
Other long-term liabilities	2,010	—	6,960	(L)	8,970
Stockholders' Equity:
Common stock	4	—			4
Capital in excess of par value	296,734	1,929	(1,929	)(A)	296,734
			158,708	(F)	158,708
Deferred compensation	(2,081)	—			(2,081)
Accumulated other comprehensive loss	11,772	—			11,772
			(60,000	)(G)	(60,000)
Accumulated deficit	(152,260)	(1,468)	1,468	(A)	(152,260)

Total stockholders' equity (deficit)	154,169	461	98,247		252,877

Total liabilities and shareholder's equity	$420,325	$1,859	$106,707		$528,891

F–21

Inhale Therapeutic Systems, Inc.

     Unaudited Pro Forma Condensed
Combined Statement of Operations
(In thousands, except per share amounts)

	For the Year Ended December 31, 1999
	Inhale Historical	Bradford Historical	Pro Forma Adjustments		Pro Forma
Revenue:
Contract research revenue	$41,358	$1,864	$(895	)(J)	$42,327

Total revenues	41,358	1,864	(895)		42,327
Operating costs and expenses:
Research and development	64,083	1,197	—		65,280
General and administrative	7,869	1,261	—		9,130
Purchased in-process research and development	9,890	—	—		9,890
Amortization of goodwill and other intangible assets	—	—	25,447	(H)	25,447

Total operating expenses	81,842	2,458	25,447		109,747

Loss from operation	(40,484)	(594)	(26,342)		(67,420)
Other income	—	2	—		2
Interest income/(expense), net	2,036	(37)	(1,200	)(I)	799

Net loss before income tax	(38,448)	(629)	(27,542)		(66,619)
Income tax benefit	—	—	1,613	(K)	1,613

Net loss	$(38,448)	$(629)	$(25,929)		$(65,006)

Basic and diluted net loss per share.					$(1.72)

Weighed average number of shares					37,768

F–22

	For the Nine Months Ended September 30, 2000
	Inhale Historical	Bradford Historical	Pro Forma Adjustments		Pro Forma
Revenue:
Contract research revenue	$38,483	$1,074	$327	(J)	$39,884

Total revenues	38,483	1,074	327		39,884
Operating costs and expenses:
Research and development	74,797	1,167	—		75,964
General and administrative	9,696	1,085	—		10,781
Purchased in-process research and development	2,292	—	—		2,292
Amortization of goodwill and other intangible assets	—	—	19,085	(H)	19,085

Total operating expenses	86,785	2,252	19,085		108,122

Loss from operation	(48,302)	(1,178)	(18,758)		(68,238)
Other income	752	129	(900)	(I)	(19)
Interest income/(expense), net	(10,244)	(13)			(10,257)

Net loss before income tax	(57,794)	(1,062)	(19,658)		(78,514)
Income tax benefit			1,387	(K)	1,387

Net loss	$(57,794)	$(1,062)	$(18,271)		$(77,127)

Basic and diluted net loss per share					$(1.73)

Weighed average number of shares					44,494

F–23

Inhale Therapeutic Systems, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

    On December 21, 2000, Inhale Therapeutic Systems, Inc. ("Inhale") announced an offer to purchase all of the outstanding shares of Bradford Particle Design plc ("Bradford") an unquoted British company for cash and stock valued at approximately $200 million in a purchase business combination (the "Agreement"). On January 8, 2000, Inhale received irrevocable undertakings from 95% of Bradford's shareholders to accept the offer.

    Pursuant to the Agreement, Inhale issued 3,752,406 shares of its common stock and $20.0 million in cash in exchange for 100% of the outstanding shares of Bradford's common stock, including outstanding stock options. At closing, all outstanding stock options of Bradford were fully vested.

    Inhale's total cost to acquire Bradford is estimated to be $187.2 million based on an average price of $42 per share of Inhale's common stock. The stock price used for the pro forma presentation is based on an average price from receipt of unconditional acceptances of the offer. The actual book value used to record the transaction may differ from these preliminary estimates.

    Bradford's financial statements included in the pro forma financial information as of all dates and for all periods presented have been adjusted, where appropriate, to present Bradford's financial position and results of operations in accordance with generally accepted accounting principles in the United States. Included in these adjustments is the assumed conversion of the functional currency from UK Pound Sterling to U.S. dollars. The assumed conversion rates used at August 31, 2000, for the twelve-month period ended November 30, 1999 and for the nine-month period ended August 31, 2000 were $1.4550, $1.5927, and $1.4550 per £1.00, respectively.

    The cost to acquire Bradford has been allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. The allocation of the aggregate purchase price is based on management's preliminary estimate. A formal valuation analysis for purposes of allocating the fair value of purchased assets and liabilities has not been completed. As such, adjustments to asset values and liabilities in the final allocation may differ significantly from these estimates, which could impact future earnings.

F–24

    The estimated purchase cost of Bradford is as follows (in thousands):

Cash and cash equivalents	$20,000
Value of securities issues	157,601
Assumption of Bradford's common stock options	1,107
Deferred tax liability	6,960
Estimated transaction costs and expenses	1,500

$187,168

    The preliminary purchase price allocation as of September 30, 2000 is as follows (in thousands):

	Amount	Useful Life (In Years)	Annual Amortization of Intangibles
Net tangible assets of Bradford	$461
Intangible assets acquired:
Patents	15,000	5	$3,000
In-process research and development	60,000	—	—
Assembled workforce	800	3	266
Customer base	2,000	5	400
Trademark/tradename	5,400	5	1,080
Goodwill	103,507	5	20,701

Total preliminary purchase price allocation	$187,168		$25,447

F–25

    In-process research and development represents that portion of the purchase price of an acquisition related to the research and development activities which: (i) have not demonstrated their technological feasibility, and (ii) have no alternative future uses. Accordingly, Inhale will recognize an expense of $60.0 million upon consummation of the transaction.

    The amounts of in-process research and development were determined based on an analysis using risk-adjusted cash flows expected to be generated by the products that may result from the in-process platform technology. The analysis included forecasted future cash flows that were expected to result from the progress made on each of the in-process projects prior to the purchase dates. These cash flows were estimated by first forecasting, on a product-by-product basis, net revenues expected from the sales of the first generation of each in-process project and risk adjusted these revenues to reflect the probability of advancing to the next stage of the FDA approval process. Appropriate operating expenses were deducted from the total forecasted net revenues to establish a forecast of net returns on the completed portion of the in-process technology. Finally, these net returns were discounted to a present value using discount rates that incorporate the weighted average cost of capital relative to the biotech industry and our Company as well as product specific risks associated with the purchased in-process research and development products. The product specific risk factors included the products phase of development, type of molecule under development, likelihood of regulatory approval, manufacturing process capability, scientific rationale, pre-clinical safety and efficacy data, target product profile, and development plan. In addition to the product specific risk factors, an overall discount rate of 47% was used for the purchase valuation, which represents a significant risk premium to our weighted average cost of capital.

    The forecast data in the analysis was based on internal product level forecast information maintained by the Company's management in the ordinary course of managing the business. The inputs used by management in analyzing in-process research and development was based on assumptions, which management believed to be reasonable but which are inherently uncertain and unpredictable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur.

    A brief description of the purchased technology that resulted in the in-process charge follows, including an estimated percentage of completion as of the acquisition date. Since the acquisition date, there has been no significant change to our preliminary estimated development period.

    We purchased a technology process that is based on the use of supercritical fluid methods, which enable the controlled formation of uniform particles with selected and preferred characteristics. At the date of the acquisition, the technology process was being tested on approximately 40 different compounds.

    To date, the technology has successfully achieved three different levels of scale up, equipping the technology with the capability to produce quantities for laboratory-scale evaluations through to the manufacturing of multi-kilo clinical trial supplies. However, the final scale up to commercial levels is the most difficult and the ability to reach this level is uncertain. We believe it will take approximately two years and an investment of $2.5 million to prepare the in-process technology for commercial production. We estimate that the technology was approximately 84% complete at the acquisition date.

    The foregoing discussion of our in-process technology includes forward-looking statements that involve risks and uncertainties, and actual results may vary materially. For a discussion of risk factors that may affect projected completion dates and the progress of research and development, see our Form 10-K for risk factors related to forward looking disclosures.

    The acquired assembled workforce is comprised of all the skilled employees and includes the estimated cost to replace existing employees, including recruiting and training costs and loss of

F–26

productivity costs. Inhale will amortize the value assigned to the assembled workforce on a straight-line basis over an average estimated useful life of 3 years.

    Acquired customer base is based on historical costs incurred and is comprised of management's estimation of resources that have been devoted to development of the relationships with key customers. Inhale will amortize the value assigned to customer relationships on a straight-line basis over an average estimated life of 5 years.

    The acquired trademark is recognized for the intrinsic value of Bradford's name and products in the market place. Inhale will amortize the value assigned on a straight-line basis over an average estimated life of 5 years.

    Goodwill, which represents the excess of the purchased price of an investment in an acquired business over the fair value of the underlying net identifiable asset, will be amortized on a straight-line basis over its estimated remaining useful life.

F–27

Description of Pro Forma Adjustments Recorded
in Pro Forma Financial Information

(A)	To eliminate Bradford's historical equity accounts.
(B)	To reflect the cash payment of cash and cash equivalents to fund a portion of the purchase consideration.
(C)	To reflect the estimated fair value of identifiable intangible assets acquired as a result of the acquisition.
(D)	To reflect the goodwill originating from the acquisition.
(E)	To reflect the estimated direct transaction costs recorded as part of the purchase price.
(F)	To reflect the issuance of Inhale's common stock to Bradford Particle Design plc and to replace vested Bradford stock options.
(G)
To reflect the estimated purchase in-process research and development charge. This charge is excluded from the unaudited pro forma condensed combined statements of operations due to its non-recurring nature.
(H)	To reflect the amortization of goodwill and identifiable intangible assets on a straight-line basis over estimated useful lives of 3 to 5 years.
(I)	To reflect a reduction of interest income earned as a result of the $20 million cash payment, assumed at 6% for purposes of the unaudited pro forma condensed combined statement of operations.
(J)
To conform Bradford's revenue recognition policy to Inhale's revenue recognition policy. Inhale amortizes upfront fees and milestone payments over the estimated research and development period, or estimated period of continuing involvement.
(K)	To reflect a reduction in the deferred tax liability attributable to amortization of non-goodwill intangibles and Bradford operating loss.
(L)	To reflect the estimated deferred tax liability associated with the acquisition.

F–28

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EXHIBIT INDEX
SIGNATURES
INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors
Bradford Particle Design plc (formerly Bradford Particle Design Limited)
Profit and Loss Account
Bradford Particle Design plc (formerly Bradford Particle Design Limited) Balance Sheets
Bradford Particle Design plc (formerly Bradford Particle Design Limited) Cash Flow Statements
Bradford Particle Design plc (formerly Bradford Particle Design Limited) Notes to Financial Statements May 31, 2000
Bradford Particle Design plc (formerly Bradford Particle Design Limited) Unaudited Balance Sheets
Bradford Particle Design plc (formerly Bradford Particle Design Limited)
Unaudited Profit and Loss Account
Bradford Particle Design plc (formerly Bradford Particle Design Limited)
Unaudited Cash Flow Statements
Bradford Particle Design plc (formerly Bradford Particle Design Limited) Notes to Unaudited Financial Statements
Inhale Therapeutic Systems, Inc. Unaudited Pro Forma Condensed Combined Finanical Information
Inhale Therapeutic Systems, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet (In thousands)
Inhale Therapeutic Systems, Inc.
Inhale Therapeutic Systems, Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Information
Description of Pro Forma Adjustments Recorded in Pro Forma Financial Information